FIRST AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT

This First Amendment (this “Amendment”), effective June 10, 2020, is made to the Expense Limitation Agreement by and between Great-West Funds, Inc. (“Great-West Funds”) and Great-West Capital Management, LLC (the “Adviser”).

WHEREAS, Great-West Funds and Adviser are parties to an Expense Limitation Agreement, dated October 25, 2019, (the “Agreement”) with respect to the funds included in Schedule A attached hereto; and

WHEREAS, pursuant to Section 4.4 of the Agreement, Great-West Funds and Adviser desire to amend the Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, Great-West Funds and Adviser agree as follows:

1.	Section 1.3 Reimbursement of Fee Waivers and Expense Reimbursement, of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.3 Reimbursement of Fee Waivers and Expense Reimbursement. If on any day during which the Advisory Agreement is in effect, the Fund’s estimated annualized Expenses for that day are less than the Expense Limitation Amount, the Adviser shall be entitled to reimbursement, subject to approval of the Great-West Funds’ Board of Directors, by the Fund of the investment advisory fees waived or reduced, and any other expense reimbursements or similar payments remitted by the Adviser to the Fund pursuant to Section 1 hereof (the “Reimbursement Amount”) within three years after the Adviser waived or reduced investment advisory fees or reimbursed expenses, to the extent that the Fund’s annualized Expenses plus the amount so reimbursed equals, for such day, the Expense Limitation Amount, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.”

2.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers as of the Effective Date.

GREAT-WEST CAPITAL MANAGEMENT, LLC

Attest:	/s/ Ryan L. Logsdon	By:	/s/ Jonathan D. Kreider

Name:	Ryan L. Logsdon	Name:	Jonathan D. Kreider

Title:	Vice President, Counsel & Secretary	Title:	President & Chief Executive Officer

GREAT-WEST FUNDS, INC.

Attest:	/s/ Ryan L. Logsdon	By:	/s/ Mary C. Maiers

Name:	Ryan L. Logsdon	Name:	Mary C. Maiers

Title:	Vice President, Counsel & Secretary	Title:	Chief Financial Officer & Treasurer

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